Exhibit 5.1

2800 JPMorgan Chase Tower, 600 Travis Houston, Texas 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com :

November 14, 2019

National Oilwell Varco, Inc.

7909 Parkwood Circle Drive

Houston, Texas 77036

Ladies and Gentlemen:

We have acted as counsel to National Oilwell Varco, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company of $500,000,000 aggregate principal amount of 3.600% Senior Notes due 2029 (the “Notes”), to be issued and sold pursuant to the Underwriting Agreement, dated November 4, 2019, by and among the Company and the Underwriters named therein (the “Underwriting Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Underwriting Agreement.

The Notes are being offered and sold pursuant to a prospectus supplement dated November 4, 2019 (the “Prospectus Supplement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b)(5) on November 6, 2019, which supplements the prospectus dated October 30, 2019, (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in and forming part of the Registration Statement on Form S-3 (Registration No. 333-234373) (the “Registration Statement”).

The Notes are to be issued pursuant to that certain Indenture, dated as of November 20, 2012 (the “Base Indenture”), by and between the Company and Wells Fargo Bank, National Association, as successor trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, each dated as of November 20, 2012, and the Fourth Supplemental Indenture, dated as of November 14, 2019 (collectively, the “Supplemental Indentures” and, together with the Base Indenture, the “Indenture”).

In rendering the opinion set forth below, we have examined and relied upon (i) the Registration Statement, the Prospectus Supplement and the Prospectus, (ii) the Fifth Amended and Restated Certificate of Incorporation of the Company and Amended and Restated By-laws, as amended through the date hereof, (iii) corporate records of the Company including certain resolutions adopted by the Board of Directors and the Pricing Committee of the Board of Directors of the Company relating to the terms and sales of the Notes and related matters, (iv) the Underwriting Agreement, a copy of which is being filed with the Commission, together with this opinion of counsel, as an exhibit to the Company’s Current Report on Form 8-K prior to the closing of the sale of the Notes, (v) the Base Indenture and the Supplemental Indentures, and (vi) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed. In addition, we have reviewed and relied upon certain certificates of officers of the Company and of government officials with respect to certain factual matters that we have not independently verified.

November 14, 2019

In connection with this opinion, we have assumed that (i) all information contained in all documents submitted to us for review is accurate and complete; (ii) each document submitted to us for review as an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine; (iii) each person signing documents we examined has the legal authority and capacity to do so; and (iv) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

On the basis of the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, when the Notes are executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and duly purchased and paid for in accordance with the terms of the Underwriting Agreement, we are of the opinion that the Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforcement may be subject to (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

The opinions expressed herein are qualified in the following respects:

(1)

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law; or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

(2)

The foregoing opinions are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an Exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the statements with respect to us under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Locke Lord LLP

LOCKE LORD LLP

2